The Bank of New York                                            28 March 2002
as Trustee for
CNH Equipment Trust 2002-A
5 Penn Plaza
New York, NY 10001


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Dear Sirs:

The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the "Transaction"). This Confirmation constitutes a "Confirmation" as referred to in the Agreement specified below.

1. This Confirmation incorporates the definitions and provisions contained in (i) the 2000 ISDA Definitions, (as published by the International Swaps and Derivatives Association, Inc.) (the
     "Definitions") and (ii) the the Indenture, dated as of 1 March
     2002, between CNH Equipment Trust 2002-A (the "Trust") and Bank One, National Association, as Indenture Trustee (the "Indenture"). In the event of any inconsistency between the definitions in the Indenture, the Definitions, and this Confirmation, the definitions in the Indenture will govern; in the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. References herein to a "Transaction" shall be eemed to be references to a "Swap Transaction" for the purposes of the 2000 ISDA Definitions.

     This Confirmation supplements, forms part of, and is subject to, the 1992 ISDA Master Agreement dated as of 28 March 2002 as amended and supplemented from time to time (the "Agreement"), between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

     In this Confirmation "Party A" means Credit Suisse First Boston International and "Party B" means the Trust.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

     Notional Amount:   For each Calculation Period, the Outstanding Amount
                        of the Class C Notes as of the close of business on the first day of each Floating Rate Calculation
                        Period.

     Trade Date:        20 March 2002

     Effective Date:    28 March 2002

     Termination Date:  The earlier of (i) 15 March 2010 and (ii) the date on which the outstanding principal balance of the Class C Notes is reduced to zero.

Fixed Amounts:

     Fixed Rate Payer:  Party B

     Fixed Rate Payer
     Payment Dates:     Monthly, on the 15th, commencing on 15 April 2002 and
                        ending on the Termination Date, subject to adjustment in accordance with the Following Business Day
                        Convention using No Adjustment of Period End Dates, corresponding to "Payment Dates" under the Indenture.

     Fixed Rate:        4.4675%

     Fixed Rate
     Day Count
     Fraction:          30/360

Floating Amounts:

     Floating Rate
     Payer:             Party A

     Floating Rate
     Payer Payment
     Dates: Monthly, on the 15th, commencing on 15 April 2002 and ending on the Termination Date, subject to adjustment in accordance with the Following Business Day Convention, corresponding to "Payment Dates" under the Indenture.


     Floating Rate
     for initial
     Calculation
     Period:            To be determined

     Floating Rate
     Option:            USD-LIBOR-BBA

     Designated
     Maturity:          One month

     Spread:            None

     Floating
     Rate
     Day Count
     Fraction:          Actual/360

     Reset Dates:       The first day of each Calculation Period and
                        28 March 2002 for the Initial Calculation Period.

     Compounding:       Inapplicable


Business Days:          New York and Chicago

Calculation Agent:      Party A



3.   Account Details:

         Payments to
         Party A:       Bank of New York
                        SWIFT IRVTUS3N
                        for favour Credit Suisse First Boston International, London
                        A/c No. 8900360968

         Payments to
         Party B:       Bank One, N.A.
                        ABA # 071000013
                        Account # 10-43256
                        Further Credit To: CNH Equipment Trust 2002-A Further Credit To Account # 2600039800

Credit Suisse First Boston International is regulated by The Financial Services Authority and has entered into this transaction as principal. The time at which the above transaction was executed will be notified to Party B on request.

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.

                            Yours faithfully,

                            CREDIT SUISSE FIRST BOSTON INTERNATIONAL
                            By its Agent: CREDIT SUISSE FIRST BOSTON CORPORATION




                            By:  /s/ Linda Lindblom
                                ---------------------------------
                                Name:  Linda Lindblom
                                Title: Vice President




Confirmed as of the date first written above:

CNH Equipment Trust 2002-A
By: THE BANK OF NEW YORK
Not in its individual capacity but solely AS TRUSTEE





By:  /s/ Erwin Soriano
     ----------------------------------------
     Name:  Erwin Soriano
     Title: Assistant Treasurer


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